As filed with the Securities and Exchange Commission on October 16, 2007
Registration No. 333-146031

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sport Supply Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-2795073
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
1901 Diplomat Drive
Farmers Branch, Texas 75234
Tel: (972) 484-9484
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Terrence M. Babilla
President, Chief Operating Officer, General Counsel and Secretary
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
Tel: (972) 484-9484
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Alan J. Bogdanow
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201-2975
(214) 220-7700
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The stockholder identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 16, 2007
PRELIMINARY PROSPECTUS
1,830,000 Shares of Common Stock
Sport Supply Group, Inc.

     This prospectus relates to the disposition from time to time by the selling stockholder named herein, or its permitted transferees, of up to 1,830,000 shares of our common stock. The shares were issued by us to the selling stockholder in a private placement that closed on July 30, 2007.
     The selling stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.
     We will not receive any proceeds from the disposition of the shares of common stock by the selling stockholder. The selling stockholder will pay all brokerage fees and commissions and similar expenses. Except those incurred in certain circumstances, we will pay all expenses (other than fees and expenses, if any, of legal counsel or other advisors to the selling stockholder or underwriting discounts, brokerage fees and commissions incurred by the selling stockholder, if any) relating to the registration of the shares of common stock with the Securities and Exchange Commission.
     Our common stock is traded on the American Stock Exchange under the symbol “RBI.” On October 12, 2007, the last reported sales price for our common stock on the American Stock Exchange was $9.64 per share.
     Our principal executive offices are located at 1901 Diplomat Drive, Farmers Branch, Texas 75234, and our telephone number at this location is (972) 484-9484.

     See “Risk Factors” beginning on page 4 of this prospectus for factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October     , 2007.

SUMMARY
     The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document filed with the SEC prior to the date of this prospectus that is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document subsequently filed with the SEC which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to “our company,” “we,” “our,” and “us” refer to Sport Supply Group, Inc.
Our Business
     We are a marketer, manufacturer and distributor of sporting goods equipment, physical education, recreational and leisure products and a marketer and distributor of soft good athletic apparel and footwear products (“soft goods”), primarily to the institutional market in the United States. The institutional market generally consists of youth sports programs, YMCAs, YWCAs, park and recreational organizations, schools, colleges, churches, government agencies, athletic teams, athletic clubs and sporting goods dealers. We offer a broad line of sporting goods and equipment, soft goods and other recreational products, and provide after-sale customer service. We currently market approximately 22 thousand sports related equipment products, soft goods and recreational related equipment and products to institutional, retail and internet customers.
     We sell our products directly to our institutional customers primarily through:
•	our unique, informative catalogs and fliers that we distribute to potential customers;

•	our strategically located road sales professionals;

•	our telemarketers;

•	our appearance at trade shows and other sales events; and

•	the Internet.
     We market our products through the use of a customer database of over 400 thousand potential customers, our 197 person direct sales force strategically located throughout the Mid-Western and Mid-Atlantic United States, and our call centers located at our headquarters in Farmers Branch, Texas, Corona, California in the Los Angeles basin, and Richmond, Virginia. We have subdivided our mailing list into various customer profiles to help ensure that our catalogs are directed to those individuals that make the decisions to purchase the products we offer. The master mailing list is also subdivided by relevant product types and seasonal demand. We regularly screen, cross check and update our customer database to maintain its accuracy and functionality. We intend to distribute approximately 3.1 million catalogs and fliers from this database during fiscal 2008.
Merger and Name Change
     We were formerly named Collegiate Pacific Inc. On November 13, 2006, we announced the closing under the merger agreement with our then 73%-owned subsidiary, Sport Supply Group, Inc. (“Old SSG”), and Old SSG became a wholly-owned subsidiary of Collegiate Pacific Inc. On June 30, 2007, Collegiate Pacific Inc. merged Old

SSG into itself, with Collegiate Pacific Inc. surviving such merger and changing its name to “Sport Supply Group, Inc.”
Corporate Information
     Our principal executive offices are located at 1901 Diplomat Drive, Farmers Branch, Texas 75234, and our telephone number is (972) 484-9484. Our website is www.sportsupplygroup.com. The contents of our website are not a part of this prospectus. Copies of our periodic and current reports as filed with the SEC from time to time are available on our website (free of charge) as soon as reasonably practical after such reports are filed with, or furnished to, the SEC.

RISK FACTORS
     The following section describes some, but not all, of the risks and uncertainties that we believe may adversely affect our business, financial condition or results of operations. There are additional risks and uncertainties that we do not presently know, or that we currently view as immaterial, that may also impair our business, financial condition or results of operations. This prospectus is qualified in its entirety by these risks. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, they could materially harm our business, financial condition, or results of operations, and the trading price of our common stock could decline.
Risks Related to our Business
Our success depends upon our ability to develop new, and enhance our existing relationships with, customers and suppliers.
     Our success depends upon our ability to develop new, and enhance our existing relationships with, customers and suppliers. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in our industry. To address these risks, we must, among other things:
•	effectively develop new relationships and maintain and better penetrate existing relationships with our suppliers, advertisers and customers;

•	provide quality products at competitive prices;

•	respond to competitive developments;

•	attract, retain, and motivate qualified personnel; and

•	anticipate and respond to merchandise trends and consumer demands.
     We cannot assure you that we will succeed in addressing such risks. Our failure to do so could have a material adverse effect on our business, financial condition, or results of operations in the form of lower revenues and operating profit and higher operating costs.
We may be unable to make additional acquisitions on attractive terms or successfully integrate them into our operations.
     The substantial majority of our recent growth has been due to our acquisitions of Old SSG, Tomark Inc. (“Tomark”), Kesslers Sport Shop, Inc. (“Kesslers”), Dixie Sporting Goods Co. (“Dixie”), CMS of Central Florida, Inc. d/b/a Orlando Team Sports (“OTS”), Salkeld & Sons, Inc. (“Salkeld”), and Team Print. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to purchase or finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any companies appropriate for our growth strategy. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.
     Acquisitions of these and any other companies involve a number of risks, including:
•	the difficulties related to assimilating the management, products, personnel, financial controls and other systems of an acquired business and to integrating distribution and information systems and other operational capabilities;

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	unanticipated costs associated with business acquisitions;

•	the failure to realize anticipated benefits, such as cost savings, revenue enhancements and profitability objectives;

•	the dilution of existing stockholders due to the issuance of equity securities, utilization of cash reserves, or incurrence of debt in order to fund the acquisitions;

•	the potential to have to write-down or write-off the value of acquired assets;

•	the potentially substantial transaction costs associated with completed acquisitions or pursuing acquisitions that are not completed;

•	the loss of any key personnel of the acquired company; and

•	maintaining customer, supplier or other favorable business relationships of acquired operations.
Our success depends on our ability to manage our growth.
     During recent years, we have experienced a period of rapid and significant growth, and our continued expansion may significantly strain our management, financial and other resources. We believe that improvements in management and operational controls, and operations, financial and management information systems could be needed to manage future growth. We cannot assure you that:
•	these resources will be available, or be available in a cost-effective form, to us which will allow us to sustain growth at the same levels;

•	our current personnel, systems, procedures, and controls will be adequate to support our future operations; or

•	we will identify, hire, train, motivate or manage required personnel.
     Our failure to have these resources in sufficient form or quantity during a period of significant growth could have an adverse affect on our operating results.
We face intense competition and potential competition from companies with greater resources and our inability to compete effectively with these companies could harm our business.
     The market for sporting goods and related equipment in which we compete is highly competitive, especially as to product innovation and availability, performance and styling, price, customer relationships, name recognition, marketing, delivery and quality of service. We compete principally in the institutional market with local sporting goods dealers and other direct mail companies. Some of our competitors may have:
•	substantially greater financial resources;

•	a larger customer base;

•	a broader line of product offerings; and

•	greater name recognition within the industry.
     In addition, our competitors may have larger technical, sales and marketing resources. Further, there are no significant technological or capital barriers to entry into the markets for many sporting goods and recreational products. Our competitors may be able to secure products from vendors on terms that are more favorable, fulfill customer orders more efficiently, or adopt more aggressive pricing or inventory availability policies. We cannot give you assurance that we will compete successfully against our competitors in the future.
We are dependent on competitive pricing from our suppliers.
     The general economic conditions in the United States or international countries in which we do business could affect pricing of raw materials such as metals and other commodities used by suppliers of our finished goods. For example, recent demand for steel and aluminum has resulted in increased prices for our products. We cannot assure you that any price increase we incur for our products can be passed on to our customers without adversely affecting our operating results.
The weak financial conditions of some of our customers may adversely affect our business.
     We monitor the credit worthiness of our customer base on an ongoing basis, and we have not experienced an abnormal increase in losses in our accounts receivable portfolio. We believe that allowances for losses adequately reflect the risk of loss. However, a change in the economic condition or in the make-up of our customer base could have an adverse affect on losses associated with the credit terms that we give to our customers that would adversely affect our cash flow and involve significant risks of nonpayment.
Our financial results vary from quarter to quarter, which could hurt our business and the market price of our stock.
     Various factors affect our quarterly operating results and some of them are not within our control. They include, among others:
•	seasonal fluctuations in demand for our products;

•	the timing and introduction of new products by us and our competitors;

•	the market acceptance of our products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	the reduction, rescheduling or cancellation of orders by our customers;

•	product pricing and discounts;

•	the timing of our acquisitions of other companies and businesses; and

•	general economic conditions.
     These and other factors are likely to cause our financial results to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of our common stock could decline dramatically. Based on the foregoing, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful. Purchasers of our common stock should not view our historical results of operations as reliable indications of our future performance.
Seasonality of our business may adversely affect our net sales and operating income.
     Seasonal demand for our products and the budgeting procedures of many of our customers cause our financial results to vary from quarter to quarter. We generally experience lower net sales and higher expenses as a percentage of sales in the second quarter of each fiscal year (October 1 — December 31) due to lower customer demand during those periods of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons, school recesses, and higher sales and earnings in the remaining quarters of the fiscal year.
State and local sales tax collection may affect demand for our products.
     We collect and remit sales tax in states in which we have a physical presence or in which we believe nexus exists, which obligates us to collect sales tax. Other states may, from time to time, claim that we have state-related activities constituting a sufficient nexus to require such collection. Additionally, many other states seek to impose sales tax collection obligations on companies that sell goods to customers in their state, or directly to the state and its political subdivisions, even without a physical presence. Such efforts by states have increased recently, as states seek to raise revenues without increasing the tax burden on residents, and one state is currently asserting such a claim against us. We rely, as do other direct mail retailers, on United States Supreme Court decisions which hold that, without Congressional authority, a state may not enforce a sales tax collection obligation on a company that has no physical presence in the state and whose only contacts with the state are through the use of interstate commerce such as the mailing of catalogs into the state and the delivery of goods by mail or common carrier. We cannot predict whether the nature or level of contacts we have with a particular state will be deemed enough to require us to collect sales tax in that state nor can we be assured that Congress or individual states will not approve legislation authorizing states to impose tax collection obligations on all direct mail and/or e-commerce transactions. A successful assertion by one or more states that we should collect sales tax on the sale of merchandise could result in substantial tax liabilities related to past sales and would result in considerable administrative burdens and costs for us and may reduce demand for our products from customers in such states when we charge customers for such taxes.
We depend on key personnel for our future success.
     Our performance is substantially dependent on the skills, experience, and performance of our Chief Executive Officer, Adam Blumenfeld, as well as our ability to retain and motivate other officers and key employees, especially our road sales professionals, certain of whom would be difficult to replace. We neither have an employment agreement with Adam Blumenfeld nor do we carry “key person” life insurance on any of our officers or employees. In addition, Michael J. Blumenfeld, the Company’s founder and long-time Chief Executive Officer, stepped down as Chief Executive Officer on November 13, 2006 and further reduced his operating role with the Company on June 30, 2007 by stepping down as Chairman of the Board. Michael J. Blumenfeld was the original founder of the Company and the departure of Mr. Blumenfeld from the role of Chief Executive Officer may impede the Company’s future success.
     Our ability to retain and expand our customer base depends on our ability to maintain strong relationships with our road sales professionals. Consequently, the loss of one or more key road sales professionals could result in our loss of the customer relationships maintained by the departing road sales professionals, which could materially adversely affect our net sales and results of operations. We believe we currently have a good relationship with our road sales professionals.
We depend on international and domestic suppliers.
     A significant amount of our revenues is dependent upon products purchased from foreign suppliers, which are located primarily in the Far East. In addition, we believe that many of the products we purchase from our domestic suppliers are manufactured overseas.
     Accordingly, we are subject to the risks of international business, including:
•	shipment delays;

•	fluctuation in exchange rates;

•	increases in import duties;

•	changes in customs regulations;

•	adverse economic conditions in foreign countries;

•	social, political and economic instability;

•	acts of war and terrorism;

•	strikes by the International Longshore and Warehouse Union (the “ILWU”) (union of dock workers that move cargo, such as import containers, along the West Coast);

•	lockout of the ILWU by the Pacific Maritime Association (group of global ship owners and terminal operators); and

•	having to carry extra inventory due to the long lead times.
     The occurrence of any one or more of the events described above could adversely affect our business, financial condition and results of operations due to an inability to make timely shipments to our customers.
We depend on a large number of domestic suppliers for our finished goods.
     We are dependent on a large number of domestic suppliers for our finished goods. Any significant delay in the delivery of products by our domestic suppliers combined with our inability to obtain substitute sources for these products in a timely manner or on terms acceptable to us could significantly increase our backlog and could result in the cancellation of customer orders, damage our customer relationships and harm our operating results.
We depend on third-party carriers.
     Our operations depend upon third-party carriers to deliver our catalogs and products to our customers. We ship our products using common carriers, primarily UPS and ABF. The operations of such carriers are outside our control. Accordingly, our business reputation and operations are subject to certain risks, including:
•	shipment delays caused by such carriers;

•	labor strikes by the employees of such carriers;

•	increases in shipping costs and postage rates; and

•	other adverse economic conditions.
     The occurrence of any one or more of the foregoing could adversely affect our business, financial condition and results of operations due to an inability to make timely shipments to our customers or by utilizing other more costly carriers or means of shipping.
We have in the past, and may continue to be subject to product liability claims if people or property are harmed by the products we sell.
     Some of the products we sell have in the past, and may continue to expose us to product liability claims relating to personal injury, death, or property damage caused by such products, and may require us to take actions such as product recalls. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our vendor agreements with our distributors, manufacturers, and third party sellers do not indemnify us from product liability. The Company believes it has adequate insurance coverage in the event of a product liability claim and no reserves in excess of its insurance coverage have been established. In the event of a product liability claim exceeding the Company’s insurance coverage, the Company could suffer financial losses which could have a material adverse effect on the operating results of the Company.

We have a material amount of goodwill and may be required to recognize future intangible impairment charges.
     Approximately $63.0 million, or 40.2%, of our total assets as of June 30, 2007, represented intangible assets, the significant majority of which is goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquired. We are required to record goodwill as an intangible asset on our balance sheet. Pursuant to accounting principles generally accepted in the United States of America (“US GAAP”), we are required to test goodwill and other intangible assets to determine if they are impaired. Such tests are required to be performed annually or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the asset below its carrying amount. Disruptions to our business, protracted economic weakness, unexpected significant declines in operating results and market capitalization declines may result in charges for goodwill and other intangible asset impairments. Reductions in our net income caused by the write-down of goodwill or intangible assets could materially adversely affect our results of operations.
Acts of war or terrorism may have an adverse effect on our business.
     Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically on our business, financial condition, results of operations and prospects. Among various other risks, such occurrences have the potential to adversely affect our ability to consummate future debt or equity financings and negatively affect our ability to manufacture, source and deliver products in a timely manner.
Our operations are largely dependent on our information technology systems, which require significant expenditures and entail risk.
     We rely on a variety of information technology systems in our operations and our success is largely dependent on the accuracy and proper use of these systems. In connection with managing our growth, we continually evaluate the adequacy of our systems and procedures, and anticipate that we will regularly need to make capital expenditures to update and modify our management information systems, including software and hardware, as we grow and the needs of our business change. We recently migrated a portion of our catalog application onto the existing Old SSG SAP ERP system. We may encounter issues with data integrity that could impact our ability to process orders, procure product and properly record transactions. The occurrence of a significant system failure, electrical or telecommunications outages or our failure to expand or successfully implement or integrate new systems, including those of businesses that we have acquired or may acquire in the future, could have a material adverse effect on our results of operations.
     In addition, our information systems networks, including our website, and applications could be adversely affected by viruses and worms and may be vulnerable to malicious acts such as hacking. Although we take preventative measures, these procedures may not be sufficient to avoid harm to our operations, which could have an adverse effect on our results of operations.
Risks Related to our Corporate Structure and Stock
Our stock price could be subject to significant volatility.
     The price of our common stock is determined in the marketplace and may be influenced by many factors, including:
•	the depth and liquidity of the market for our common stock;

•	investor perception of our company and the industry within which we compete;

•	analysts’ expectations for our future performance and our ability to meet such expectations;

•	quarterly variations in operating results; and

•	general economic and market conditions.
     Historically, the weekly trading volume of our common stock has been relatively small. Any material increase in public float could have a significant impact on the price of our common stock. In addition, the stock market has occasionally experienced extreme price and volume fluctuations that often affect market prices for smaller companies. These extreme price and volume fluctuations often are unrelated or disproportionate to the operating performance of the affected companies. Accordingly, the price of our common stock could be affected by such fluctuations.
A large number of our outstanding shares and shares to be issued upon exercise of our outstanding options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.
     A substantial number of shares of our common stock are reserved for issuance pursuant to stock options. As of June 30, 2007, we had 977,950 outstanding options, each to purchase one share of our common stock, issued to key employees, officers and directors under our 1998 Collegiate Pacific Inc. Stock Option Plan. The options have exercise prices ranging from $3.89 per share to $14.34 per share. At our fiscal 2007 annual meeting of stockholders held on December 15, 2006, our stockholders approved the Collegiate Pacific Inc. 2007 Stock Option Plan (the “2007 Plan”) as adopted by our Board of Directors on November 2, 2006, and the reservation of 500,000 shares of common stock for issuance thereunder. The 2007 Plan provides for the grant of stock options (including nonqualified options and incentive stock options). On July 2, 2007, approximately 232,500 options were granted under the plans at an exercise price of $9.75 per option. In addition, on August 28, 2007, our Board of Directors approved option awards under the 2007 Plan to two executives, Terry Babilla and Adam Blumenfeld. The grant date of the option awards was September 7, 2007, and Messrs. Babilla and Blumenfeld received 130,000 options and 150,000 options, respectively, at an exercise price of $9.56 per option. The exercise of these outstanding options could have a significant adverse effect on the trading price of our common stock, especially if a significant volume were to be exercised and the stock issued was immediately sold into the public market. Further, the exercise of these options could have a dilutive impact on other shareholders by decreasing their ownership percentage of our outstanding common stock. In addition, the conversion of some or all of our outstanding convertible notes could have a similar dilutive impact on existing shareholders.
Four principal stockholders own a significant amount of our outstanding common stock.
     Based on the number of outstanding shares of our common stock as of October 12, 2007, CBT Holdings, LLC beneficially owns 1,830,000 shares of our common stock, or 15.0%, Carlson Capital LP beneficially owns 1,497,100 shares of our common stock, or 12.3%, Skystone Advisors LLC beneficially owns 1,808,838 shares of our common stock (including 273,078 shares issuable upon conversion of our notes), or 14.8%, and Wellington Management Company LLP beneficially owns 1,384,507 shares of our common stock, or 11.4%. As a result, these stockholders are in a position to influence significantly the outcome of elections of our directors, the adoption, amendment or repeal of our bylaws and any other actions requiring the vote or consent of our stockholders.
Rights of our stockholders may be negatively affected if we issue any of the shares of preferred stock, which our Board of Directors has authority to issue.
     We have available for issuance 1,000,000 shares of preferred stock, par value $0.0l per share. Our Board of Directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of stockholders. The rights of our stockholders may be negatively affected if we issue a series of preferred stock in the future that has preference over our common stock with respect to the payment of dividends or distribution upon our liquidation, dissolution or winding up.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the registration statement of which it forms a part, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that are difficult to predict, including those discussed above under the heading “Risk Factors,” and may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. We cannot make any assurance that projected results or events will be achieved. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and in our other SEC filings from time to time.
     Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     See the sections entitled “Risk Factors” and “Where You Can Find More Information” beginning on pages 4 and 12, respectively.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference room located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.
     We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

•	our Current Reports on Form 8-K filed with the SEC on July 2, 2007, July 27, 2007, July 31, 2007, September 4, 2007 and October 1, 2007

•	our Definitive Proxy Statement for our Annual Meeting of Stockholders to be held on November 30, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on September 9, 1999, including any amendment or report filed for the purpose of updating such description.
     The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number (exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus):
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
Tel: (972) 484-9484
Attn: Corporate Secretary
     For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K shall not be deemed incorporated herein or otherwise to form a part hereof.

SELLING STOCKHOLDER
     This prospectus relates to the disposition from time to time by the selling stockholder named herein, or its permitted transferees, of up to 1,830,000 shares of our common stock. The shares were issued by us to the selling stockholder in a private placement that closed on July 30, 2007.
     The shares of common stock that are the subject of this registration statement were acquired by the selling stockholder under a Purchase Agreement. Pursuant to the terms of the Purchase Agreement, we agreed to file this registration statement on Form S-3, registering for resale the shares of common stock acquired by the selling stockholder, by November 27, 2007, and thereafter to use our reasonable best efforts to cause such registration statement to become effective.
     If (i) this registration statement is not declared effective on or before April 25, 2008, or (ii) after this registration statement has been declared effective, it ceases for any reason to be effective and available to the selling stockholder for resale of the shares for more than an aggregate of 30 days in any twelve month period (subject to any applicable permissible suspension period under the Purchase Agreement)(any such failure, an “Event”), then, as the sole monetary remedy for the possible damages of the selling stockholder, we have agreed to pay the selling stockholder as liquidated damages an amount in cash equal to $183,000 on each 30-day anniversary of the Event date (or the ratable portion thereof for any period less than 30 days) while such Event shall be continuing. The Purchase Agreement provides that in no event shall the total of all of the foregoing liquidated damages exceed an amount equal to $2,745,000. Notwithstanding the foregoing, we will only be obligated to pay the selling stockholder liquidated damages if we choose not to exercise a call right granted with respect to the shares that the selling stockholder intended or desired to resell pursuant to this registration statement, but was restricted from doing so due to the existence of an Event.
     In addition, the selling stockholder, for so long as it owns not less than 600,000 of the shares of common stock it purchased in the private placement, will have certain rights with respect to (i) access to our management, (ii) the ability to designate a representative who is reasonably acceptable to us to attend in a non-voting, observer capacity, the meetings of our board of directors and its committees, and (iii) the ability to require that our board of directors nominate a designee chosen by the selling stockholder and who is otherwise reasonably acceptable to us and further recommend to our stockholders the election of such nominee to our board of directors.
     Pursuant to the Purchase Agreement and subject to certain exceptions and termination provisions contained therein, the selling stockholder also agreed that, until July 30, 2010, neither it nor any of its affiliates will, directly or indirectly, without the prior written consent of our board of directors, acquire or make any offer or proposal (including by way of an unsolicited tender offer), or make any non-confidential request for a waiver of this provision, to acquire any additional shares of our common stock, or any rights or options to acquire, or any securities convertible into or exchangeable for, any shares of our common stock if after giving effect thereto, the selling stockholder and its affiliates (and any group, within the meaning of Section 13(d)(3) of the Exchange Act, of which the selling stockholder or any of its affiliates is a member) would be the beneficial owner of more than 30% of the then issued and outstanding shares of our common stock.
     Further, in connection with the acquisition of the shares of common stock by the selling stockholder in the private placement, our board of directors, for purposes of Delaware General Corporation Law Section 203 (“DGCL 203”), duly approved (i) the Purchase Agreement and any other documents or agreements executed in connection with the transaction contemplated thereunder, (ii) the issuance of the shares to the selling stockholder, (iii) the acquisition of the shares by the selling stockholder, (iv) the other transactions contemplated by the Purchase Agreement and any other documents or agreements executed in connection with the transaction contemplated thereunder, and (v) the exemption of selling stockholder or any “affiliate” or “associate” (as such terms are defined in DGCL 203) of the selling stockholder from the restrictions on business combinations set forth in DGCL 203 by reason of the execution or delivery of the Purchase Agreement and the consummation of the issuance and acquisition of the shares in the private placement.
     We have also agreed to indemnify the selling stockholder against liabilities under the Securities Act that may arise in connection with the use of this prospectus (other than those liabilities that may arise from written information furnished to us by the selling stockholder for use in this prospectus, which the selling stockholder has agreed to indemnify us for).
     The following table sets forth:
•	the name of the selling stockholder;

•	the number and percent of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

•	the number of shares of our common stock registered for sale for the account of the selling stockholder under this prospectus; and

•	the number and percent of shares of our common stock to be beneficially owned by the selling stockholder (assuming all of the shares covered hereby are sold by the selling stockholder).
     The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may dispose of under this prospectus. We do not know how long the selling stockholder will hold the shares before disposing of them or how many shares it will dispose of, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the disposition of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder.
     This table is prepared solely based on information supplied to us by the selling stockholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares covered hereby. Except for the Purchase Agreement, the selling stockholder has not had, during the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. The applicable percentages of beneficial ownership are based on an aggregate of 12,188,160 shares of our common stock issued and outstanding on October 12, 2007.

	Shares Beneficially Owned		Number of	Shares Beneficially Owned
	Prior to Offering		Shares Being	After Offering
Selling Stockholder	Number	Percent(1)	Offered	Number(2)	Percent(1)(2)

CBT Holdings, LLC(3)	1,830,000	15.01%	1,830,000	—	—%

(1)	This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 12,188,160 shares of common stock outstanding on October 12, 2007.

(2)	Assumes the selling stockholder (i) disposes of all of the shares of common stock covered by this prospectus and (ii) does not acquire any additional shares of common stock.

(3)	Scott Richland and Bruce Judelson, as the managers of CBT Holdings, LLC, each have the power to cause the vote or disposition of the shares of common stock covered by this prospectus.

PLAN OF DISTRIBUTION
     The selling stockholder may, from time to time, sell any or all of the shares of common stock offered hereby directly or indirectly through one or more broker-dealers or agents. The selling stockholder will be responsible for agents’ commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).
     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If the selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth:
•	the name of each of the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other facts material to the transaction.
     There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

     Except those incurred in certain circumstances provided in the Purchase Agreement, we are required to pay all fees and expenses incident to the registration of the shares (other than fees and expenses, if any, of legal counsel or other advisors to the selling stockholder or underwriting discounts, brokerage fees and commissions incurred by the selling stockholder, if any). We may be indemnified by the selling stockholder against liabilities under the Securities Act that may arise from written information furnished to us by the selling stockholder for use in this prospectus.
     Once sold under this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK
     We have authorized capital stock consisting of 50,000,000 shares of common stock, par value $0.01 per share, of which 12,188,160 shares were outstanding as of October 12, 2007, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. Our common stock is listed on the American Stock Exchange under the symbol “RBI.” Additionally, as of October 12, 2007, there were options outstanding to purchase an aggregate of 1,477,700 shares of common stock, and an additional 43,200 shares reserved for issuance under our 1998 and 2007 Stock Option Plans, and there are 3,412,969 shares of common stock reserved for issuance under the terms of our convertible notes.

USE OF PROCEEDS
     We will not receive any proceeds from the sale or other disposition of the shares of common stock being offered in this prospectus. All of the proceeds will be received by the selling stockholder.
LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas.
EXPERTS
     The consolidated financial statements of Sport Supply Group, Inc. as of June 30, 2007 and 2006, and for each of the years in the three-year period ended June 30, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

1,830,000 Shares of Common Stock
Sport Supply Group, Inc.

Prospectus

October   , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Sport Supply Group, Inc. (the “registrant” or the “company”). All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$544
Transfer agent’s fees and expenses	45
Legal fees and expenses	25,000
Printing fees and expenses	2,600
Accounting fees and expenses	2,625

Total:	$30,814

Item 15. Indemnification of Officers and Directors
Delaware General Corporation Law
     Section 145(a) of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

     Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Certificate of Incorporation
     The registrant’s Certificate of Incorporation provides that none of its directors shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a transaction from which the director derived an improper personal benefit or (d) in respect of certain unlawful dividend payments or stock purchases or redemptions. If the DGCL is amended to authorize any further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent required by the DGCL, as so amended. Further, any repeal or modification of such provision of the registrant’s Certificate of Incorporation by its stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of the directors existing at the time of such repeal or modification.
     The registrant’s Certificate of Incorporation also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the registrant or is or was serving or has agreed to serve at the registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, as in effect or as it may be amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnification hereunder and shall inure to the benefit of his or her heirs, executors and administrators.
Bylaws
     The registrant’s Bylaws contain similar indemnification provisions and provisions designed to facilitate receipt of indemnification benefits by indemnified persons.

Indemnification Agreements
     The registrant has entered into Indemnification Agreements with certain directors, officers and key employees (each, an “Indemnitee”) under which the registrant will indemnify the Indemnitee to the fullest extent permitted by the registrant’s Bylaws and the DCGL against expenses and damages in connection with claims against the Indemnitee relating to the Indemnitee’s service to the registrant, but only to the extent such items have not been paid directly to the Indemnitee by any directors and officers insurance maintained by the registrant or other indemnity arrangements with third parties. The Indemnification Agreement provides that the registrant will pay the expenses of the Indemnitee incurred in any such proceedings prior to final disposition of the claim. However, such an advance will only be provided if the Indemnitee agrees to repay the advance if it is determined that the Indemnitee was not entitled to indemnification under the provisions of the Indemnification Agreement, the registrant’s Bylaws or the DGCL. The registrant is not required to advance expenses to any Indemnitee if one of the permissable fact finders identified in the Indemnification Agreement determines that the facts known to them demonstrate clearly and convincingly that the Indemnitee acted in bad faith, as set forth in the Indemnification Agreement.
Purchase Agreement with the Selling Stockholder
     Pursuant to the Purchase Agreement between the registrant and CBT Holdings, LLC, the selling stockholder (“CBT”), dated as of July 26, 2007 (the “Purchase Agreement”), CBT has agreed to indemnify the registrant, its directors, officers, affiliates, agents, employees and any controlling person of the registrant, to the fullest extent permitted by law, against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from (i) any failure by CBT to comply with the provisions of the Purchase Agreement respecting resale of the shares of common stock purchased by CBT in the private placement, (ii) any untrue statement of a material fact or any omission of a material fact required to be stated in this registration statement or any preliminary prospectus or final prospectus contained herein or any amendment or supplement hereto or any free writing prospectus, or necessary to make the statements herein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by or on behalf of CBT to the registrant specifically for inclusion in this registration statement or prospectus or amendment or supplement hereto or (iii) any material breach or violation of any of the representations, warranties or covenants of CBT contained in the Purchase Agreement (other than those respecting the resale of the shares of common stock purchased by CBT in the private placement, except for CBT’s covenant not to make any sale of such shares without complying with applicable securities laws, including laws regarding insider trading, which covenant shall be included), and CBT will reimburse the registrant, each of its directors, officers, agents, employees and any controlling person of the registrant for any out-of-pocket legal and other expenses reasonably incurred by them in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that with respect to clauses (i) and (ii) above, the maximum amount of liability in respect of such indemnification shall be limited to an amount equal to the net proceeds actually received by CBT from the sale of the shares of common stock purchased by CBT in the private placement effected pursuant to the registration that gave rise to such liability; and provided further, however, that with respect to clause (iii) above, the maximum amount of liability in respect of such indemnification (other than any indemnification arising with respect to third-party claims) shall be limited to $18,300,000.
Item 16. Exhibits

Exhibit
Number	Description of Document

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on September 13, 2007).

4.2	Indenture, dated as of November 26, 2004, by and between Collegiate Pacific Inc. and The Bank of New York Trust Company N.A., as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on November 29, 2004).

4.3	Form of 5.75% Convertible Senior Subordinated Note Due 2009 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on November 29, 2004).

Exhibit
Number	Description of Document

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1	Purchase Agreement, by and between Sport Supply Group, Inc. and CBT Holdings, LLC, dated as of July 26, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2007).

23.1*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.2**	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1**	Power of Attorney.

*	Filed herewith.

**	Previously filed with the initial filing of this registration statement.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch, State of Texas, on the 16th day of October, 2007.

Sport Supply Group, Inc.

By:	/s/ John Pitts
John Pitts
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

/s/ Adam Blumenfeld Adam Blumenfeld	Chairman of the Board and Chief Executive Officer (principal executive officer)	October 16, 2007

/s/ John Pitts John Pitts	Chief Financial Officer (principal financial and principal accounting officer)	October 16, 2007

*	Director	October 16, 2007
Jeff Davidowitz

*	Director	October 16, 2007
William H. Watkins

*	Director	October 16, 2007
Robert W. Hampton

*	By:	/s/ Adam Blumenfeld
Adam Blumenfeld
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on September 13, 2007).

4.2
Indenture, dated as of November 26, 2004, by and between Collegiate Pacific Inc. and The Bank of New York Trust Company N.A., as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on November 29, 2004).

4.3	Form of 5.75% Convertible Senior Subordinated Note Due 2009 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on November 29, 2004).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1
Purchase Agreement, by and between Sport Supply Group, Inc. and CBT Holdings, LLC, dated as of July 26, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2007).

23.1*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.2**	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1**	Power of Attorney.

*	Filed herewith.

**	Previously filed with the initial filing of this registration statement.